PACIFIC LIFE FUND- PL Short Duration Bond Fund

Report Pursuant to Rule 10f-3

Quarter Ended September 30, 2009


Securities Purchased


(1) Name of Issuer
African Development Bank



(2) Description of Security (name, coupon, maturity, subordination, common stock, etc.)
AFDB  1.75% Fixed  10/01/12
Global Sr.
Unsecured Notes



(3) Date of Purchase
09/24/2009



(4) Date of Offering
09/24/2009



(5) Unit Price
99.66



(6) Principal Amount of Total Offering
$1,000,000,000



(7) Underwriting Spread
(% and $)
0.100%



(8) Names of Syndicate Members
Australian and New Zealand Banking Group Limited,
BofA Merrill Lynch, Barclays Capital, BNP PARIBAS,
Citi, Commerzbank, Credit Suisse, Daiwa Securities
SMBC Europe, Goldman Sachs International, HSBC,
J.P. Morgan, Mitsubishi UFJ Securities
International plc, Mizuho International plc, Morgan
Stanley, Nomura International, Shinkin
International, Societe Generale Corporation &
Investment Banking, Standard Bank, Standard
Chartered Bank, TD Securities



(9) Dollar Amount of Purchase by the Portfolio
$597,960.00



(10) % of Offering Purchased by Portfolio
0.060%



(11) % of Offering Purchased by Associated Accounts
7.940%



(12) % of Portfolio Assets Applied to Purchase
1.00%



(13) Name(s) of Syndicate Members (s) from whom Purchased
Deutsche Bank



(14) Name of Affiliated Underwriter
Goldman Sachs International